EXHIBIT NO. 99. Press release of Alcan Inc., dated February 7, 2006.

Press Release

FOR IMMEDIATE RELEASE

ALCAN REPORTS FOURTH QUARTER RESULTS

Robust market fundamentals underpin strong performance, record cash flow

FINANCIAL HIGHLIGHTS

  Loss from continuing operations of $0.91 per common share after previously announced charges for restructuring, closures and impairments, compared to a loss of $0.95 a year earlier and income of $0.19 in the third quarter;

  Operating earnings for the fourth quarter of $0.54 per common share compared to $0.30 a year earlier and $0.53 in the third quarter;

  Record cash from operating activities in continuing operations of $792 million for the fourth quarter compared to $346 million a year earlier and $697 million in the third quarter;

  Pechiney synergy program reaches completion with run rate of $400 million.

MONTREAL, CANADA - February 7, 2006 - Alcan Inc. (NYSE, TSX: AL) today reported operating earnings from continuing operations of $0.54 per common share in the fourth quarter compared to $0.30 a year ago and $0.53 in the third quarter of 2005.*

Commenting on the results for the fourth quarter, Travis Engen, President and CEO said that "the sharp year-over-year improvement in operating earnings reflects strong market fundamentals and solid performances across all businesses." For the year as a whole, he noted that "we made good progress offsetting significant pressures from currency movements and input costs.  After adjusting prior year results for the effects of the spin-off, our operating earnings increased by about 40 per cent year over year; an excellent performance in a challenging environment."

"Over the last two years, currencies and rising input costs have pushed the industry smelter cost curve substantially higher. Alcan's relative position on that curve, however, has strengthened even further; bringing to the forefront the Company's unique competitive advantage of low-cost, wholly-owned power generation.  With the benefit of the strongest aluminum market in nearly 20 years and with the value of the Pechiney acquisition clearly affirmed, we are well placed to take full advantage of prevailing market conditions and take significant steps toward achieving our corporate and business group targets " he concluded.

*Note: All amounts in this press release are expressed in U.S. dollars unless otherwise stated. 2004 amounts include Alcan's former rolled products business (Novelis), which was spun-off on 6 January 2005. This press release includes a number of measures for which no meaning is prescribed by generally accepted accounting principles (GAAP).  Refer to the section "Definitions" for an explanation of these measures.

	Fourth Quarter		Full Year		Third Quarter
($ millions, except where indicated)	2005	2004	2005	2004	2005
Operating earnings - excluding foreign currency
balance sheet translation and Other Specified Items	205	112	911	800	197

Foreign currency balance sheet translation	(5)	(102)	(86)	(153)	(115)
Other Specified Items (OSIs)	(533)	(357)	(670)	(404)	(10)

Income (Loss) from continuing operations	(333)	(347)	155	243	72
Income (Loss) from discontinued operations	(28)	1	(26)	15	9
Net income (Loss)	(361)	(346)	129	258	81
Earnings (loss) per common share ($ per share)
Operating earnings	0.54	0.30	2.44	2.16	0.53
Income (Loss) from continuing operations	(0.91)	(0.95)	0.40	0.64	0.19
Net income (Loss)	(0.98)	(0.94)	0.33	0.69	0.21
Average number of common shares outstanding (millions)	370.9	369.4	370.4	368.2	370.3
2004 amounts include Novelis but have been retroactively adjusted to reflect the reclassification of certain businesses as discontinued operations.

Operating Earnings

Operating earnings from continuing operations, which exclude foreign currency balance sheet translation effects and Other Specified Items (OSIs), were $205 million or $0.54 per common share in the fourth quarter, compared to $112 million or $0.30 a year-ago and $197 million or $0.53 in the third quarter of 2005.  Included in operating earnings for the fourth quarter of 2005 were mark-to-market losses on derivatives of $0.11 per common share as compared to losses of $0.09 a year earlier and $0.04 in the third quarter of 2005.

Operating earnings for the fourth quarter were $93 million higher than in the comparable year-ago quarter. The improvement mainly reflected higher aluminum prices, improved volumes, better pricing and mix as well as contributions from synergies, which were partially offset by the impact of the rolled products spin-off, and higher costs for energy and raw materials. Compared to the third quarter of 2005, operating earnings were up $8 million. The improvement mainly reflected the benefit of higher aluminum prices largely offset by unfavourable mark-to-market effects on derivatives and the impact of lower volumes in the Packaging business due to normal seasonal declines and structural weakness in some end markets.

Income from Continuing Operations

The loss from continuing operations was $333 million or $0.91 per common share for the fourth quarter versus a loss of $347 million or $0.95 a year earlier and income of $72 million or $0.19 in the third quarter of 2005.

Included in the loss from continuing operations for the fourth quarter of 2005 was a primarily non-cash, after-tax loss of $5 million or $0.01 per common share for the effects of foreign currency balance sheet translation, compared to an after-tax loss of $102 million or $0.28 in the year-ago quarter and an after-tax loss of $115 million or $0.31 in the third quarter of 2005.

The loss from continuing operations for the fourth quarter of 2005 included a previously announced net after-tax charge of $533 million or $1.44 per common share for OSIs.  Included in OSIs were after-tax restructuring and asset impairment charges of $115 million and $294 million, respectively, mainly for the restructuring of certain packaging businesses, notably global Beauty Packaging and Food Flexible Packaging Europe, the previously announced closures of the Steg and Lannemezan smelters in Europe and the rationalization of certain Engineered Products operations, including the previously announced closure of the Vernon, California cast plate facility.

Also included in OSIs for the quarter was a goodwill impairment charge of $122 million. As required under GAAP, the Company annually tests for goodwill impairment in the fourth quarter. Due to an increasingly competitive environment for global Beauty Packaging, the Company has concluded that part of the goodwill associated with this business should be written down.

Net Income (Loss)

The net loss for the fourth quarter, which also includes results of discontinued operations, was $361 million or $0.98 per common share compared to a net loss of $346 million or $0.94 a year earlier and net income of $81 million or $0.21 in the third quarter of 2005. During the quarter, the copper trading business and certain non-core Engineered Products operations remained classified as discontinued operations. Collectively, discontinued operations recorded after-tax loss of $28 million in the fourth quarter compared to after-tax income of $1 million in the year-ago quarter and after-tax income of $9 million in the third quarter of 2005.  During the fourth quarter, the Company wrote down to fair market value certain assets in a business held for sale.

Synergies

The Company's two-year synergy capture program following the acquisition of Pechiney reached its successful conclusion at the end of the fourth quarter.  As of the end of the program, the Company achieved an annualized synergy run rate of $400 million, well in excess of its $360 million target. Realized benefits for 2005 totaled $330 million.  Results for the fourth quarter included incremental pre-tax synergy benefits of about $77 million over the year-ago quarter and $21 million over the third quarter of 2005.

Sales and Operating Revenues

	Fourth Quarter		Full Year		Third Quarter
($ millions, unless otherwise noted)	2005	2004	2005	2004	2005

Sales & operating revenues	5,049	6,536	20,320	24,948	4,887
Shipments (thousands of tonnes)
Ingot products*	801	549	3,070	2,012	801
Aluminum used in engineered products & packaging	295	345	1,269	1,469	311
Subtotal	1,096	894	4,339	3,481	1,112
Rolled products	-	695	-	2,815	-
Total aluminum volume	1,096	1,589	4,339	6,296	1,112
Ingot product realizations ($ per tonne)*	2,092	2,021	2,036	1,876	1,959
Average LME 3-month price ($ per tonne)	2,069	1,814	1,900	1,721	1,846
*Includes primary and secondary ingot and scrap aluminum. Realized prices generally lag LME price changes by one month.
2004 amounts include Novelis but have been retroactively adjusted to reflect the reclassification of certain businesses as discontinued operations.

Sales and operating revenues were $5.0 billion in the fourth quarter, down from $6.5 billion in the year-ago quarter mainly reflecting the impact of the spin-off of the rolled products business on 6 January 2005.  Compared to the third quarter of 2005, sales and operating revenues rose by $162 million, reflecting the benefits of higher aluminum prices and increased volumes in the engineered products business offset in part by seasonal slowing in the packaging business.

Total aluminum volume, at 1,096 thousand tonnes (kt), was down from a year earlier principally due to the spin-off of the rolled products business on 6 January 2005.  The significant year-over-year increase in ingot product shipments principally reflects third-party sales of ingot to Novelis that were previously classified as intercompany sales.

The bulk of Alcan's ingot product sales are based on the LME 3-month price with a one month lag plus a local market premium and any applicable product premium. In the fourth quarter, the average LME 3-month price with a one month lag was $1,942 per tonne, compared to $1,774 per tonne a year earlier and $1,811 per tonne in the third quarter of 2005.

The average realized price on sales of ingot products during the fourth quarter was $2,092 per tonne, up $71 per tonne from the year-ago quarter and $133 per tonne from the third quarter of 2005.  Both the year-over-year and sequential quarter increases reflected the impact of higher LME prices.  The year-over-year change also reflects lower local market premia.

Cash Flow and Debt

Cash from operating activities in continuing operations reached a record level of $792 million in the fourth quarter of 2005 up from $346 million a year earlier and $697 million in the third quarter of 2005. Year-ago cash flow included contributions from Alcan's former rolled products business. Compared to the third quarter of 2005, the increase in cash from operating activities in continuing operations reflected the benefits of higher aluminum prices and lower levels of working capital, including successful efforts to reduce inventory levels. After dividends of $56 million and capital expenditures of $643 million, free cash flow from continuing operations was $93 million for the fourth quarter of 2005.  In the year-ago quarter, after dividends of $65 million and capital expenditures of $500 million, free cash flow from continuing operations was negative $219 million. The year-over-year increase in capital spending was mainly due to the expansion of the Gove alumina refinery in Australia.

Debt as a percentage of invested capital as at 31 December 2005 was 40 per cent compared to 39 per cent at the end of the third quarter and 46 per cent at the end of the prior-year quarter.

 REVIEW OF BUSINESS GROUP PROFIT AND CORPORATE ITEMS

	Fourth Quarter		Full Year		Third Quarter
($ millions)	2005	2004	2005	2004	2005
Business Group Profit (BGP)
Bauxite and Alumina	129	122	435	460	98
Primary Metal	531	295	1,751	1,462	364
Engineered Products	81	88	403	379	106
Packaging	107	157	595	656	157
Subtotal	848	662	3,184	2,957	725
Equity accounted joint venture eliminations	(58)	(83)	(270)	(242)	(61)
Change in fair market value of derivatives	(52)	(27)	(41)	(29)	(19)
Novelis entities	-	149	-	654	-
	738	701	2,873	3,340	645
Corporate Items
Intersegment, corporate offices and other	(621)	(378)	(998)	(924)	(131)
Depreciation & amortization	(274)	(355)	(1,080)	(1,337)	(266)
Interest	(83)	(93)	(350)	(346)	(92)
Income taxes	12	(75)	(257)	(375)	(101)
Equity income	15	8	88	54	16
Minority interests	2	(1)	1	(15)	1
Goodwill impairment	(122)	(154)	(122)	(154)	-
Income (Loss) from continuing operations	(333)	(347)	155	243	72
2004 amounts have been retroactively adjusted to reflect the reclassification of certain businesses as discontinued operations and the impact of the Novelis spin-off completed on 6 January 2005.

Business Group Profit (BGP)

Bauxite and Alumina: BGP for the fourth quarter was $129 million, an increase of $7 million from the year-ago quarter.  Year-over-year, the group's results benefited from higher LME-linked contract prices for alumina and favourable balance sheet translation effects, mainly due to the weakening of the Australian dollar.  These were partly offset by higher costs for energy, maritime freight and caustic soda and the impact of lower sales on the spot market.  On a sequential quarter basis, BGP increased by $31 million.  Favourable balance sheet translation effects were partly offset by the unfavourable impacts of lower volumes and higher energy prices.  Third quarter BGP included $13 million of OSIs related to the closure of fluorspar mining operations in France. For the first quarter of 2006, results are expected to be roughly in line with the fourth quarter as the benefits of higher contract prices are offset by a less favourable sales mix due to lower spot sales.

Primary Metal: BGP for the fourth quarter was $531 million, which included OSIs of $14 million mainly associated with smelter closure costs.  Excluding OSIs, BGP was up over 80 per cent year over year reflecting the benefit of higher sales price realizations, increased volumes, favourable foreign currency effects, lower operating costs and increased power sales.  The year-ago fourth quarter included costs associated with the start up of the Alouette smelter expansion and the restart of the Becancour smelter, both in Quebec. On a sequential quarter basis, BGP excluding OSIs was up nearly 50 per cent as the benefits of higher sales price realizations, lower operating costs, favourable balance sheet translation effects, as well as increased power sales were slightly offset by lower volumes.  For the first quarter of 2006, results are expected to improve in response to anticipated higher prices for aluminum.

Engineered Products: BGP was $81 million in the fourth quarter, which included OSIs of $19 million mainly for restructuring, including the previously announced closure of the Company's Vernon, California cast plate business. Excluding OSIs, BGP was $100 million, 12 per cent higher than in the year-ago fourth quarter.  The year-over-year increase reflected strong demand from aerospace and other key markets, improved pricing in the composites segment and synergy benefits from the Pechiney acquisition, which more than compensated for higher energy and raw material costs, which more than offset increased volumes in the aerospace, transportation and industry segment.  Excluding the previously mentioned OSIs, BGP on a sequential quarter basis declined $14 million or 12 per cent mainly due to price softness in some markets and higher costs for energy, raw materials, R&D and maintenance.  Results for the first quarter 2006 are expected to be above the fourth quarter level of $100 million excluding OSIs, reflecting normal seasonal improvement and benefits from ongoing restructuring and other improvement initiatives, offset in part by continued margin pressure from higher input costs.

Packaging: BGP was $107 million in the fourth quarter, which included OSIs of $27 million mainly related to the previously announced plant closures in Europe.  Excluding OSIs, BGP for the quarter was $134 million, down 16 per cent year over year. The decline in BGP was largely driven by continuing pressure on margins from raw material increases, the weakening of the euro against the U.S. dollar, soft market conditions in Europe and structural difficulties in the Beauty Packaging segment, which the group is actively addressing by reconfiguring its manufacturing footprint.  The group was able to partially offset these factors with their ongoing success in realizing Pechiney acquisition synergies, well in excess of target. On a sequential quarter basis, BGP excluding the previously mentioned OSIs was down 16 per cent, largely due to difficulties in the Beauty segment as well as normal seasonal volume declines.  For the first quarter of 2006, results are expected to improve over the fourth quarter level of $134 million excluding OSIs, reflecting seasonal volume improvements, offset in part by continued margin pressure from higher raw material costs.

Corporate Items

The Intersegment, corporate offices and other expense category includes corporate head office costs as well as other non-operating items and the elimination of profits on intersegment sales of aluminum. In the fourth quarter of 2005, the other expense category included OSIs of $594 million pre-tax.  Included in OSIs were pre-tax restructuring costs of $116 million, asset impairments of $386 million, goodwill impairment of $122 million, synergy costs of $26 million, partially offset by a net pre-tax gain of $39 million on the sale of assets, business and investments.

Depreciation and amortization expenses were $274 million in the fourth quarter, $81 million lower than in the year-ago quarter primarily reflecting the impact of the rolled products business spin-off.

Interest expense was $83 million in the fourth quarter, $10 million lower than in the year-ago quarter reflecting the impact of lower debt levels offset in part by higher interest rates.  Interest expense is net of capitalized interest of $11 million mainly related to the Gove expansion compared to $4 million in the year-ago quarter.

Investments in entities over which Alcan has significant influence but not control are accounted for using the equity method.  Equity income was $15 million in the fourth quarter, $7 million higher than in the year-ago quarter primarily reflecting the impact of higher pricing on the results of alumina refining and aluminum smelting joint ventures.

The Company's effective tax rate on the loss from continuing operations in the fourth quarter was a recovery of 3 per cent.  The low rate mainly reflected goodwill and other impairment charges for which tax benefits could not be recorded and a $42 million increase in deferred tax liabilities due to an increase in the Quebec corporate tax rate. For the full year, the effective tax rate on income from continuing operations was 80 per cent, which reflected the impacts described above as well as balance sheet translation losses resulting from a further strengthening of the Canadian dollar.

OUTLOOK

For 2006, world primary aluminum consumption is forecast to increase by approximately 4.9 per cent      (4.5 per cent in 2005), while production from new capacity and restarts is expected to increase world supply by about 4.0 per cent (6.9 per cent in 2005).  As a consequence, the Company expects a market deficit of approximately 300 thousand tonnes in 2006 versus the balanced situation in 2005.

The following table provides Alcan estimates of the annualized after-tax impact of currency and LME price movements on income from continuing operations.

	Increase in rate / price	In millions of $	$ / common share

Economic impact of changes in period-average exchange rates
European currencies	$0.10	(56)	(0.15)
Canadian dollar	$0.10	(110)	(0.30)
Australian dollar	$0.10	(40)	(0.11)

Balance sheet translation impact of changes in period-end exchange rates
Canadian dollar	$0.10	(160)	(0.43)
Australian dollar	$0.10	(30)	(0.08)

Economic impact of changes in period-average LME prices*
Aluminum	$100/t	170	0.46

* Realized prices generally lag LME price changes by one month. Changes in local and regional premia may also impact aluminum price realizations.  Sensitivities are updated as required to reflect changes in the Company's commercial arrangements and portfolio of operations.  Not included are sensitivities to energy and raw-material prices, which may have significant impacts.

Cautionary Statement

Statements made in this quarterly earnings press release which describe the Company's or management's objectives, projections, estimates, expectations or predictions of the future may be "forward-looking statements" within the meaning of securities laws which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "estimates," "anticipates" or the negative thereof or other variations thereon. All statements that address the Company's expectations or projections about the future including statements about the Company's growth, cost reduction goals, operations reorganization plans, expenditures and financial results are forward-looking statements. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the Company's actual actions or results could differ materially from those expressed or implied in such forward-looking statements or could affect the extent to which a particular projection is realized.  Reference should be made to the Company's most recent Quarterly Report on Form 10-Q for a summary of factors that could cause such differences.

Important factors which could cause such differences include: global supply and demand conditions for aluminum and other products; aluminum ingot prices and changes in raw materials' costs and availability; changes in the relative value of various currencies; cyclical demand and pricing within the principal markets for the Company's products; changes in government regulations, particularly those affecting environmental, health or safety compliance; fluctuations in the supply of and for power in the areas in which the Company maintains product facilities; the consequences of transferring most of the aluminum rolled products businesses operated by the Company to Novelis Inc.; potential discovery of unanticipated commitments or other liabilities associated with the acquisition and integration of Pechiney; major changes in technology that affect the Company's competitiveness; the risk of significant losses from trading operations, including losses due to market and credit risks associated with derivatives; changes in prevailing interest rates and equity market returns related to pension plan investments; potential catastrophic damage, increased insurance and security costs and general uncertainties associated with the increased threat of terrorism or war; the effect of international trade disputes on the Company ability to import materials, export its products and compete internationally; economic developments; relationships with and financial and operating conditions of customers and suppliers; the effects of integrating acquired businesses and the ability to attain expected benefits; other factors within the countries in which the Company operates or sells its products and; other factors relating to the Company's ongoing operations including, but not limited to, litigation, labour negotiations and fiscal regimes.

The Company undertakes no obligation to release publicly the results of any future revisions it may make to forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.  Furthermore, the Company undertakes no obligation, in relation to future quarterly earnings disclosures, to release publicly any information on an interim basis prior to the final earnings disclosure.

DEFINITIONS

"$" all amounts are in U.S. dollars.

"Business Group Profit" (BGP) comprises earnings before interest, income taxes, minority interests, depreciation and amortization and excludes certain items, such as corporate costs, pension actuarial gains and losses and other adjustments, as well as certain OSIs (definition below) including restructuring costs (relating to major corporate-wide acquisitions or initiatives), impairment and other special charges that are not under the control of the business groups or are not considered in the measurement of their profitability.  These items are generally managed by the Company's corporate head office, which focuses on strategy development and oversees governance, policy, legal, compliance, human resources and finance matters.  Financial information for individual business groups includes the results of certain joint ventures and other investments accounted for using the equity method on a proportionately consolidated basis, which is consistent with the way the business groups are managed.  However, the BGP of these joint ventures and equity-accounted investments is removed from total BGP for the Company and the net after-tax results are reported as equity income.  The change in the fair market value of derivatives has been removed from individual business group results and is shown on a separate line within total BGP.  This presentation provides a more accurate portrayal of underlying business group results and is in line with the Company's portfolio approach to risk management.

"Debt as a percentage of invested capital" does not have a uniform definition. Because other issuers may calculate debt as a percentage of invested capital differently, Alcan's calculation may not be comparable to other companies' calculations. The figure is calculated by dividing borrowings by total invested capital. Total invested capital is equal to the sum of borrowings and equity, including minority interests. The Company believes that debt as a percentage of invested capital can be a useful measure of its financial leverage as it indicates the extent to which it is financed by debt holders. The measure is widely used by the investment community and credit rating agencies to assess the relative amounts of capital put at risk by debt holders and equity investors.

"Derivatives" including forward contracts, swaps and options are financial instruments used by the Company to manage the specific risks arising from fluctuations in exchange rates, interest rates, aluminum prices and other commodity prices.  Mark-to-market gains and losses on derivatives will be offset over time by gains and losses on the underlying exposures.

"Foreign currency balance sheet translation" effects largely arise from translating monetary items (principally deferred income taxes and long-term liabilities) denominated in Canadian and Australian dollars into U.S. dollars for reporting purposes.  Although these effects are primarily non-cash in nature, they can have a significant impact on the Company's net income.

"Free cash flow from continuing operations" consists of cash from operating activities in continuing operations less capital expenditures and dividends. Management believes that free cash flow, for which there is no comparable GAAP measure, is relevant to investors as it provides an indication of the cash generated internally that is available for investment opportunities and debt service.

"GAAP" refers to Generally Accepted Accounting Principles.

"LME" refers to the London Metal Exchange.

"Other Specified Items" (OSIs) include, for example: restructuring and synergy charges; asset impairment charges; gains and losses on non-routine sales of assets, businesses or investments; unusual gains and losses from legal claims and environmental matters; gains and losses on the redemption of debt; income tax reassessments related to prior years and the effects of changes in income tax rates; and other items that, in Alcan's view, do not typify normal operating activities.  The following table presents details of OSIs for current and comparative quarters.

	Fourth Quarter	Third Quarter

2005

2004

2005

Other Specified Items (after-tax)

Synergy costs

(19)

(32)

(15)

Restructuring charges

(115)

(14)

(10)

Asset impairments

(294)

(65)

(1)

Goodwill impairment

(122)

(154)

-

Gains (losses) from non-routine sales of assets, businesses and investments

29

3

15

Tax adjustments

(14)

10

4

Novelis costs

(3)

(31)

-

Purchase-accounting adjustments

-

(55)

-

Other

5

(19)

(3)

Other Specified Items

(533)

(357)

(10)

2004 amounts include Novelis but have been retroactively adjusted to reflect the reclassification of certain businesses as discontinued operations.

"Operating earnings from continuing operations" is presented in addition to income from continuing operations and reported net income.  Operating earnings from continuing operations are not calculated in accordance with U.S. GAAP and there is no standard definition of this term. Accordingly, it is unlikely that comparisons can be made among different companies that make operating earnings information available.  The determination of whether an item is treated as an Other Specified Item involves the exercise of judgement by Alcan management. The Company believes that operating earnings from continuing operations is a useful measure because it excludes items that are not typical of ongoing operating activities, such as Other Specified Items, as well as items that are outside management's control, such as the impact of foreign currency balance sheet translation. Management has concluded that operating earnings is a relevant measure for shareholders and other investors as it removes the inherent volatility of such items, whether favourable or unfavourable, and provides a clearer picture of underlying business performance. Moreover, the measure is in line with the Company's internal performance measurement and management systems. Operating earnings information has historically been presented in response to requests from investors and financial analysts, who have indicated that they find the information highly relevant and essential to their understanding of the Company.

"Synergy run-rate" is the annualized rate of savings resulting from actions taken to date under the Pechiney synergy program.

All tonnages are stated in metric tonnes, equivalent to 2,204.6 pounds.

All figures are unaudited.

QUARTERLY RESULTS WEBCAST

Alcan's quarterly results conference call with investors and analysts will take place on Tuesday, February 7, 2006 at 10:00 a.m. EST and will be webcast via the Internet at www.alcan.com.

Supporting documentation (press release, financial statements and investor presentation) is available at www.alcan.com, using the Investors link. Miscellaneous and previous years' filings may be accessed using the following links to the www.sec.gov (U.S.) and www.sedar.com (Canada) websites.

ALCAN INC.

Alcan is a multinational, market-driven company and a global leader in aluminum and packaging. With world-class operations in primary aluminum, fabricated aluminum as well as flexible and specialty packaging, aerospace applications, bauxite mining and alumina processing, today's Alcan is well positioned to meet and exceed its customers' needs for innovative solutions and service. Alcan employs almost 70,000 people and has operating facilities in 55 countries and regions.

MEDIA CONTACT: Anik Michaud Tel.: (514) 848-8151 Conference call numbers: North America (877) 652-1294 Local & overseas (706) 643-7783

INVESTOR CONTACT: Corey Copeland

Tel.  (514) 848-8368

Conference call numbers:

North America (877) 421-3963

Local & overseas (706) 643-9535

ALCAN INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

	Fourth Quarter		Year
Periods ended December 31	2005	2004	2005	2004
(in millions of US$, except per share amounts)
Sales and operating revenues	5,049	6,536	20,320	24,948

Costs and expenses
Cost of sales and operating expenses, excluding depreciation
and amortization noted below	3,994	5,383	16,135	20,270
Depreciation and amortization	274	355	1,080	1,337
Selling, administrative and general expenses	346	456	1,402	1,615
Research and development expenses	63	66	227	239
Interest	83	93	350	346
Goodwill impairment	122	154	122	154
Other expenses (income) - net	529	308	681	408
	5,411	6,815	19,997	24,369
Income (Loss) from continuing operations before income taxes
and other items	(362)	(279)	323	579
Income taxes	(12)	75	257	375
Income (Loss) from continuing operations before other items	(350)	(354)	66	204
Equity income	15	8	88	54
Minority interests	2	(1)	1	(15)
Income (Loss) from continuing operations	(333)	(347)	155	243
Income (Loss) from discontinued operations	(28)	1	(26)	15
Net income (Loss)	(361)	(346)	129	258
Dividends on preference shares	2	2	7	6
Net income (Loss) attributable to common shareholders	(363)	(348)	122	252
Earnings (Loss) per share
Basic:
Income (Loss) from continuing operations	(0.91)	(0.95)	0.40	0.65
Income (Loss) from discontinued operations	(0.07)	0.01	(0.07)	0.04
Net income (Loss) per common share - basic	(0.98)	(0.94)	0.33	0.69
Diluted:
Income (Loss) from continuing operations	(0.91)	(0.94)	0.40	0.65
Income (Loss) from discontinued operations	(0.07)	0.01	(0.07)	0.04
Net income (Loss) per common share - diluted	(0.98)	(0.93)	0.33	0.69
Dividends per common share	-	-	0.60	0.60

ALCAN INC.

CONSOLIDATED BALANCE SHEET (unaudited)

December 31	2005	2004
(in millions of US$)

ASSETS

Current assets
Cash and time deposits	181	184
Trade receivables (net of allowances of $62 in 2005 and $99 in 2004)	2,308	3,247
Other receivables	946	936
Deferred income taxes	150	214
Inventories	2,734	4,040
Current assets held for sale	119	791
Total current assets	6,438	9,412

Deferred charges and other assets	995	1,130
Investments	1,520	1,747
Deferred income taxes	863	870
Property, plant and equipment
Cost (excluding Construction work in progress)	17,024	21,595
Construction work in progress	1,604	1,177
Accumulated depreciation	(7,583)	(9,478)
	11,045	13,294
Intangible assets (net of accumulated amortization of $209 in 2005
and $172 in 2004)	937	1,230
Goodwill	4,761	5,496
Long-term assets held for sale	15	162
Total assets	26,574	33,341

ALCAN INC.

CONSOLIDATED BALANCE SHEET (cont'd) (unaudited)

December 31	2005	2004
(in millions of US$)

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Payables and accrued liabilities	4,608	5,843
Short-term borrowings	348	2,486
Debt maturing within one year	802	569
Deferred income taxes	25	23
Current liabilities of operations held for sale	62	335
Total current liabilities	5,845	9,256

Debt not maturing within one year	5,265	6,345
Deferred credits and other liabilities	4,645	4,986
Deferred income taxes	1,172	1,543
Long-term liabilities of operations held for sale	-	249
Minority interests	67	236

Shareholders' equity
Redeemable non-retractable preference shares	160	160
Common shareholders' equity
Common shares	6,181	6,670
Additional paid-in capital	683	112
Retained earnings	2,984	3,362
Common shares held by a subsidiary	(31)	(35)
Accumulated other comprehensive income (loss)	(397)	457
	9,420	10,566
	9,580	10,726
Total liabilities and shareholders' equity	26,574	33,341

ALCAN INC.

CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

	Fourth Quarter		Year
Periods ended December 31	2005	2004	2005	2004
(in millions of US$)

OPERATING ACTIVITIES

Net income (Loss)	(361)	(346)	129	258
Loss (Income) from discontinued operations	28	(1)	26	(15)
Income (Loss) from continuing operations	(333)	(347)	155	243
Adjustments to determine cash from operating activities:
Depreciation and amortization	274	355	1,080	1,337
Deferred income taxes	(5)	42	123	39
Equity income, net of dividends	(4)	12	(33)	(16)
Asset impairment provisions	388	82	428	100
Goodwill impairment	122	154	122	154
Stock option compensation	5	4	19	11
Loss (Gain) on disposal of businesses and investments - net	(43)	(2)	(32)	(47)
Change in operating working capital, deferred items, and
other - net	388	46	(234)	(62)
Cash from operating activities in continuing operations	792	346	1,628	1,759

Cash from (used for) operating activities in discontinued
operations	(27)	31	27	113

Cash from operating activities	765	377	1,655	1,872

FINANCING ACTIVITIES

Proceeds from issuance of new debt - net of issuance costs	35	307	1,272	1,768
Debt repayments	(239)	(144)	(1,695)	(1,615)
Short-term borrowings - net	(11)	(123)	(2,056)	(540)
Common shares issued	51	37	67	100
Dividends - Alcan shareholders (including preference)	(56)	(57)	(229)	(227)
- Minority interests	-	(8)	(2)	(13)
Other	(4)	-	(4)	(11)
Cash from (used for) financing activities in continuing operations	(224)	12	(2,647)	(538)

Cash used for financing activities in discontinued operations	-	(3)	(55)	(38)

Cash from (used for) financing activities	(224)	9	(2,702)	(576)

ALCAN INC.

CONSOLIDATED STATEMENT OF CASH FLOWS (cont'd) (unaudited)

	Fourth Quarter		Year
Periods ended December 31	2005	2004	2005	2004
(in millions of US$)

INVESTMENT ACTIVITIES

Purchase of property, plant and equipment	(643)	(500)	(1,835)	(1,289)
Business acquisitions and purchase of investments	(39)	(5)	(112)	(466)
Net proceeds from disposal of businesses, investments and
other assets	90	1	266	35
Settlement of amounts due from Novelis - net	-	-	2,535	-
Other	-	-	-	(8)
Cash from (used for) investment activities in continuing operations	(592)	(504)	854	(1,728)

Cash from (used for) investment activities in discontinued
operations	(3)	(9)	60	(22)

Cash from (used for) investment activities	(595)	(513)	914	(1,750)

Effect of exchange rate changes on cash and time deposits	(1)	20	(26)	16
Decrease in cash and time deposits	(55)	(107)	(159)	(438)

Cash and time deposits - beginning of period	236	447	340	778
Cash and time deposits - end of period in continuing operations	181	184	181	184
Cash and time deposits - end of period in current assets held
for sale	-	156	-	156
Cash and time deposits - end of period	181	340	181	340

ALCAN INC.

(in millions of US$, except where indicated)

1.         BASIS OF PRESENTATION

The unaudited consolidated financial statements are based upon accounting policies and methods of their application consistent with those used and described in the Company's annual financial statements as contained in the most recent annual report.  The financial statements do not include all of the financial statement disclosures included in the annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and therefore should be read in conjunction with the Company's most recent annual report.

In the opinion of management of the Company, the unaudited consolidated financial statements reflect all adjustments, which consist only of normal and recurring adjustments, necessary to present fairly the financial position and the results of operations and cash flows in accordance with U.S. GAAP, applied on a consistent basis.

Spin-off of Rolled Products Businesses

On January 6, 2005, Alcan completed the spin-off of Novelis Inc. (Novelis), as described in note 4 - Spin-off of Rolled Products Businesses.  Prior to the spin-off, these businesses were owned by Alcan.  Alcan's consolidated financial statements as at and for the fourth quarter and year ended December 31, 2004 include the assets, liabilities, results of operations and cash flows of businesses transferred to Novelis.   Alcan's consolidated financial statements as at and for the fourth quarter and year ended December 31, 2005 exclude the assets, liabilities, results of operations and cash flows of businesses transferred to Novelis.   Management concluded that all income earned and cash flows generated by Novelis entities from January 1 to 5, 2005, were insignificant.  In addition, the transactions between Alcan and Novelis during this period were also immaterial, with the exception of a net gain on derivative contracts, which has been recorded in retained earnings.

2.         SALES OF BUSINESSES AND RESTRUCTURING ACTIVITIES

As part of the continuing drive to reshape its portfolio, counter increasing competitive pressures in Western countries and improve margins, the Packaging Group is pursuing plans to restructure certain businesses, notably global Beauty Packaging and Food Flexible Packaging Europe. The group is pursuing its strategy of establishing a network of centers of excellence focused on customers in key geographic and end markets while increasing the share of its capacity in emerging markets. This will result in a system comprised of fewer, larger, more specialized plants, better able to serve existing and future customers.  A pre-tax restructuring charge of $413 was taken in the fourth quarter of 2005 to reflect the ongoing implementation of this strategy.

On November 29, 2005, the Company announced that it will close its Vernon, California, aluminum cast plate facility effective January 21, 2006 due to a challenging economic environment.  In addition to the Vernon closure, Engineered Products underwent continued restructuring during the fourth quarter of 2005.  The Company recorded pre-tax restructuring charges of $45 related to these activities.

In the fourth quarter of 2005, the Company announced its intention to close its aluminum smelter in Lannemezan, France, and its Steg primary aluminum smelter in Sierre, Switzerland.  The closures arise as a result of escalating energy costs in Europe.  The closure process for Lannemezan is expected to begin by June 2006 and be completed at the latest during the course of 2008.  The closure of Steg is expected to be completed by the end of April 2006.  In 2005, the Company recorded pre-tax restructuring charges of $116 in relation to these future plant closures.

In November 2005, the Company sold its 50% investment in Airlessystems SAS for net proceeds of $17 and recorded a pre-tax gain of $9.

2.         SALES OF BUSINESSES AND RESTRUCTURING ACTIVITIES (cont'd)

On September 14, 2005, the Company announced that its subsidiary, Société Générale de Recherches et d'Exploitations Minières (Sogerem), has begun an information and consultation process with its employee representatives and local partners due to the exhaustion of mining resources in the Tarn region of France. The discussions will focus on identifying solutions for all those that would be affected by the potential conclusion of its fluorspar mining operations during the first half of 2006.  In relation to this activity, the Company recorded pre-tax restructuring charges of $9 and additional asset retirement obligations of $5.

On September 6, 2005, Alcan announced the sale of Alcan Packaging Sutton Ltd. in the U.K. and the Italian Laffon plant for net proceeds of $51 and $(1), respectively.  Alcan Packaging Sutton Ltd. was sold to the Impress Group, an international provider of metal packaging for food, seafood, paints and coatings, and aerosols.  The Laffon plant, located in Venegono, Italy, manufactures mass-market stock compacts and was sold to its General Manager, Luca Rossi.

On September 1, 2005, the Company completed the sale of Alcan Print Finishers Ltd., the U.K. decorative print finishing company, to Celloglas Holdings Limited for net proceeds of $30.

On August 5, 2005, the Company completed the sale of Pet Plas Packaging Ltd. food plastic bottles company to Esterform Packaging Limited, based in the U.K., for net proceeds of $19.

Following a detailed assessment subsequent to the Pechiney acquisition, the Company began restructuring efforts at certain European sites in the fourth quarter of 2004.  As a result of this restructuring, the Company committed to a plan to sell two high purity businesses, Mercus and Froges, in France.  These businesses were classified in discontinued operations and assets held for sale during the fourth quarter of 2004.  In the second quarter of 2005, the Company announced a change in its strategy of selling the businesses due to changes in market and economic conditions.  The Company envisioned suspending one of two activities at the Mercus high purity metal processing mill and closing the Froges rolling mill.  As a result of the change in strategy, these two businesses have been reclassified to assets held and used and are included in continuing operations.  On October 7, 2005, the Company announced that it had reached an agreement in principle with Praxair Inc. for the sale of its high-purity activity at the Mercus processing mill in France.  The transaction should be completed in the first quarter of 2006.  See note 6 - Subsequent Events.

On June 14, 2005, the Company announced the restructuring of its Engineered Products facilities in Singen, Germany, and Sierre, Switzerland, in order to improve efficiency and ensure their long-term viability.  Alcan will integrate its extrusion activities at the Singen and Sierre sites, and restructure the automotive structures and composites into its operations at Singen.  The Company incurred $27 of pre-tax restructuring charges relating principally to severance costs.

On June 1, 2005, the Company completed the sale of Pechiney Électrométallurgie (PEM) to Ferroatlántica, S.L., of Spain for net proceeds of $150.  The Company classified this business in discontinued operations and assets held for sale during the fourth quarter of 2004.  The Company's decision to sell this business was based on an extensive evaluation of the Company's operations subsequent to the Pechiney acquisition and is consistent with the Company's strategy of divesting non-core activities.

On April 20, 2005, the Company completed the sale of its service centres in France (Almet France) for net proceeds of $4 to Amari Metal France Ltd., which specializes in distributing aluminum, stainless steel and cuprous metal products.  The assets of Almet France were previously classified as held for sale and included in discontinued operations.

On April 1, 2005, the Company completed the sale of its aluminum tubes business for net proceeds of $10 to its then current management team and 21 Centrale Partners, an investment fund specialized in high potential mid-size industrial companies.  The sale consists of three plants located in Saumur (France), Kolin (Czech Republic) and Cividate al Piano (Italy).

2.         SALES OF BUSINESSES AND RESTRUCTURING ACTIVITIES (cont'd)

On December 29, 2004, the Company announced that, following an extensive evaluation of the Company's operations subsequent to the Pechiney acquisition, it had entered into a binding agreement for the sale of its controlling interest in Aluminium de Grèce S.A. (AdG), as well as the transfer of certain related contracts, to Mytilineos Holdings S.A. of Greece.  The Company classified this business in discontinued operations and assets held for sale during the fourth quarter of 2004. The Company owned approximately 13 million shares in AdG, representing a 60.2% equity interest.  The transaction was completed on March 15, 2005 at a value of $104.  Under the terms of this agreement, Mytilineos Holdings and certain affiliated companies acquired from the Company a 53% equity position in AdG.  The balance of the Company's interest in AdG, some 7.2%, may be sold by the Company to Mytilineos Holdings one year after closing pursuant to a three-month put option at a price equivalent to the selling price of the shares.  Subsequently, Mytilineos Holdings will have a call option for six months to purchase any remaining interest, at a price equivalent to the selling price of the shares.

3.         CAPITALIZATION OF INTEREST COSTS

Total interest costs in continuing operations in the fourth quarter and year ended December 31, 2005 were $94 and $379, respectively (2004: $97 and $357) of which $11 and $29 (2004: $4 and $11) were capitalized.

4.         SPIN-OFF OF ROLLED PRODUCTS BUSINESSES

On January 6, 2005, Alcan completed the spin-off of Novelis to its shareholders. Alcan shareholders received one Novelis common share for every five Alcan common shares held.  Novelis consists of substantially all of the aluminum rolled products businesses held by Alcan prior to its 2003 acquisition of Pechiney, together with some of Alcan's alumina and primary metal-related businesses in Brazil, which are fully integrated with the rolled products operations there, as well as four former Pechiney rolling facilities in Europe.

The agreements giving effect to the spin-off provide for various post-transaction adjustments and the resolution of outstanding matters, which are expected to be carried out by the parties in 2006.

Following the spin-off, the Company settled amounts due from Novelis and used the net proceeds of $2,600 from Novelis to settle third-party debt of Alcan, and to cover a preliminary payment of $100 made by the Company to Novelis in accordance with a separation agreement between the parties.

5.         LONG-TERM DEBT

On May 31, 2005, the Company issued $500 of 5.00% Notes due in 2015 and $300 of 5.75% Notes due in 2035.  The net proceeds of these offerings were used to repay outstanding commercial paper debt.

6.         SUBSEQUENT EVENTS

On January 4, 2006, the Company announced that it has signed an agreement in principle for the sale of its Froges, France, rolling mill to Industrie Laminazione Alluminio S.p.a based in Sardinia, Italy.  The transaction should be completed in the first quarter of 2006.

On January 19, 2006, the Company sold bankruptcy claims to a financial institution for combined proceeds of $62 and an after-tax gain of $41.  The transaction will be recorded in the first quarter of 2006.

Montreal, Canada

7 February 2006